Exhibit 99.1

Contact:	Jason B. Cagle

Chief Financial Officer

(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES SECOND QUARTER 2014 RESULTS

Dallas, Texas (August 6, 2014) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the second quarter and six months ended June 30, 2014.

Second Quarter Financial Results

For the quarter ended June 30, 2014, consolidated net revenues increased 4% to $161.6 million compared with $155.2 million in the prior year period. Operating income for the second quarter increased 18% to $71.7 million, as compared with $60.6 million for the prior year period. EBITDA less noncontrolling interests increased 5% to $58.1 million in the second quarter of 2014 compared with $55.2 million for the prior year period.

Cash flows from operating activities for the second quarter of 2014 totaled $44.9 million compared with $38.9 million in the prior year period. During the second quarter of 2014, the Company and its consolidated subsidiaries invested $4.9 million in maintenance capital expenditures and an additional $1.0 million in the infrastructure of existing facilities.

Six-Month Financial Results

For the six months ended June 30, 2014, consolidated net revenues increased 2% to $306.9 million compared with $300.3 million in the prior year period. Operating income for the first half of 2014 was $119.3 million as compared with $118.8 million for the prior year period. EBITDA less noncontrolling interests decreased 5% to $97.8 million in the first half of 2014 compared with $103.0 million for the first half of 2013.

Cash flows from operating activities for the six months ended June 30, 2014, totaled $105.9 million compared with $77.4 million for the prior year period. During the first half of 2014, the Company and its consolidated subsidiaries invested $7.0 million in maintenance capital expenditures and an additional $1.9 million in the infrastructure of existing facilities.

Systemwide Financial Results

Due to the Company’s partnerships with physicians and prominent healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At June 30, 2014, 154 of the 218 facilities the Company operated were not consolidated.

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United Surgical Partners Announces Second Quarter 2014 Results

August 6, 2014

For the second quarter, the systemwide revenues of the facilities operated by the Company increased 5% on a year-over-year basis. On a same-store basis, systemwide net revenue increased 3% in the second quarter compared with the prior year period. For the first half of 2014, the systemwide revenues of the facilities operated by the Company increased 3% on a year-over-year basis. On a same-store basis, systemwide net revenue increased 2% for the first half of the year.

Development Activity

The Company acquired an interest in three facilities during the quarter and two more facilities following quarter end. The Company expects to add five to ten additional facilities in the remainder of 2014.

Conclusion

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “The second quarter represented a welcome improvement in our operations and financial performance compared with the first quarter. While some volume weakness remains, the sequential trend is encouraging. In addition, we have had a very successful year so far from a development perspective, and we remain optimistic that this success will continue in the second half of the year.”

The live broadcast of USPI’s second quarter conference call will begin at 10:00 a.m. Eastern Time on August 7, 2014. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 219 facilities, of which 152 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces Second Quarter 2014 Results

August 6, 2014

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except number of facilities)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$161,616	$155,236	$306,917	$300,343
Equity in earnings of unconsolidated affiliates	28,190	23,512	46,072	42,837
Operating expenses:
Salaries, benefits and other employee costs	43,599	40,420	85,495	79,433
Medical services and supplies	26,642	25,049	51,197	47,886
Other operating expenses	27,350	26,378	55,236	50,969
General and administrative expenses	11,455	10,493	23,240	20,397
Provision for doubtful accounts	2,621	3,139	4,609	6,182
Net (gain) loss on deconsolidations, disposals and impairments	(97)	5,501	917	5,399
Depreciation and amortization	6,522	7,172	13,007	14,075

Total operating expenses	118,092	118,152	233,701	224,341

Operating income	71,714	60,596	119,288	118,839
Interest expense, net	(23,294)	(23,957)	(46,393)	(52,517)
Loss on early retirement of debt	—	(5,535)	—	(5,535)
Other, net	(25)	(4)	(25)	(4)

Income from continuing operations before income taxes	48,395	31,100	72,870	60,783
Income tax expense	(9,873)	(5,585)	(13,374)	(10,442)

Income from continuing operations	38,522	25,515	59,496	50,341
Discontinued operations, net of tax	—	—	(332)	—

Net income	38,522	25,515	59,164	50,341
Less: Net income attributable to noncontrolling interests	(20,021)	(18,090)	(35,433)	(35,330)

Net income attributable to USPI’s common stockholder	$18,501	$7,425	$23,731	$15,011

Supplemental Data:
Facilities operated at period end	218	215	218	215

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United Surgical Partners Announces Second Quarter 2014 Results

August 6, 2014

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2014	Dec. 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$68,294	$78,741
Available for sale securities	10,253	10,802
Accounts receivable, net of allowance for doubtful accounts of $9,657 and $10,236, respectively	48,361	51,608
Other receivables	28,996	24,191
Inventories of supplies	8,542	9,049
Deferred tax assets, net	22,626	22,333
Other	17,715	16,076

Total current assets	204,787	212,800
Property and equipment, net	130,190	132,474
Investments in unconsolidated affiliates	533,584	521,833
Goodwill and intangible assets, net	1,591,304	1,585,401
Other	30,780	28,176

Total assets	$2,490,645	$2,480,684

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$22,240	$17,407
Accrued expenses and other	259,292	278,876
Current portion of long-term debt	18,790	18,916

Total current liabilities	300,322	315,199
Long-term debt	1,448,730	1,454,692
Other liabilities	224,284	217,573

Total liabilities	1,973,336	1,987,464
Noncontrolling interests—redeemable	173,504	166,578
USPI stockholder’s equity	296,482	279,622
Noncontrolling interests—nonredeemable	47,323	47,020

Total equity	343,805	326,642

Total liabilities and equity	$2,490,645	$2,480,684

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United Surgical Partners Announces Second Quarter 2014 Results

August 6, 2014

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended June 30,
	2014	2013	% Change
Systemwide same-facility statistics(1) (2):
Facility cases	246,663	247,754	(0.4%)
Net revenue/case	$2,328	$2,248	3.5%
Net revenue	$574,153	$557,050	3.1%
Facility operating income margin(3)	26.0%	25.0%	100 bps
Other:
Total consolidated facilities	64	66
EBITDA less noncontrolling interests(4)
GAAP operating income	$71,714	$60,596	18.3%
Depreciation and amortization	6,522	7,172
Net (gain) on deconsolidations, disposals and impairments	(97)	5,501

EBITDA	78,139	73,269
Net income attributable to noncontrolling interests	(20,021)	(18,090)

EBITDA less noncontrolling interests	$58,118	$55,179	5.3%

	Six Months Ended June 30,
	2014	2013	% Change
EBITDA less noncontrolling interests(4)
GAAP operating income	$119,288	$118,839	0.4%
Depreciation and amortization	13,007	14,075
Net loss on deconsolidations, disposals and impairments	917	5,399

EBITDA	133,212	138,313
Net income attributable to noncontrolling interests	(35,433)	(35,330)

EBITDA less noncontrolling interests	$97,779	$102,983	(5.1%)

(1)	Excludes de novo facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics for acquired facilities are included in both periods.
(3)	Calculated as operating income divided by net revenue.
(4)	EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income, depreciation and amortization, and net loss (gain) on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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